MALCO THEATRES, INC.
                   585 Ridgeway Center Parkway* Memphis, TN



August 24, 2000

David V. Lott, President
Kiosk Solutions & Management International
574 Greentree Cove, Suite 101
Collierville, TN 38017

Dear David:

Representatives of Malco Theatres, Inc. and its affiliate (collectively, "Malco") and Kiosk Solutions & Management International ("KSMI" or "Licensee") have been discussing a proposed transaction for a development agreement (the "Transaction"). This Memorandum confirms the current status of these discussions and provides a framework for negotiating a definitive agreement governing the Transaction. The name of the Malco affiliate is Digital Theatres Resources Co., a Tennessee general partnership (which may become a party to the definitive agreement or a beneficiary thereof).

1.	Definitive  Agreement.	The parties will try to reach a definitive agreement
   on  mutually  satisfactory terms governing the Transaction (the "Agreement"
   or  interchangeably with the "definitive Agreement") no later that November
   1,  2000;  provided,  however,  that  either  party  may  discontinue  such negotiations  at  any  time  by  written  notice to the other party for any reason whatsoever or for no reason.

2.	Due Diligence Access to Information.	Prior to the execution and delivery of
   the definitive Agreement or the termination of this Memorandum,  KSMI  will provide Malco and its  counsel,  accountants  and  other  advisors  ("Malco
   Representatives") with all information reasonably requested  by  Malco  and its Representatives and necessary or beneficial for an  evaluation  of  the
   Transaction.

3.	Announcements.	 Pending  the  execution  and delivery of the Agreements the timing  and  content  of  all  announcements  regarding  any  aspect of the
   Transaction  to  the financial community, advertising community, government agencies,  customers,  suppliers  or  the public generally will be mutually agreed upon in  advance.  If KSMI makes an announcement that it has entered into an agreement  with  Malco,  whether  with  or  without Malco's advance knowledge, such announcement  shall  have  no  consequence as far as either party being bound to the other and  the  consent, knowledge or acquiescence of  Malco  shall  in  no  instance  be  deemed  to be an acquiescence to an obligation or liability to KSMI; those obligations  of  Malco  which may be found in Sections 3 and 5 and which are to be set  forth in  the  Agreement are the only obligations that shall be or become binding  upon  Malco,  any conduct of Malco to the contrary notwithstanding and anything  contained in this memorandum notwithstanding.

4.	Governing Law	This letter shall be governed by and construed under the laws of  the  State  of  Tennessee  as  applied to contracts entered into solely between  residents  of  and to be performed entirely in such state, and the forum for any dispute will be a court of general juris action within Shelby
   County, Tennessee.

5.	Expenses	 Each party will pay its own expenses incident to this Memorandum, the Agreement and the transactions contemplated thereby, including all fees and expenses of counsel and accountants and any broker or finder commission, whether or not such transactions are completed.

6.	Termination.	This Memorandum may be terminated by either party, pursuant to
   Section 1  above,  or upon the failure of the other party to enter into the
   Agreement  prior to November 1, 2000, and shall terminate upon execution of
   the   Agreement.   However, the Agreement will obligate KSMI (i) to give at
   least thirty (30) days advance written notice before termination of service and  before  removal  of  any equipment and (ii) to remove KSMI's equipment from Malco's premises in not more than seven (7) calendar days in the event of  termination by Malco or its affiliate.

7.	Covenants.	KSMI's added covenants for inclusion in the Agreement:

   (a) Business shall be fully operational in Malco theatres no later than February 1, 2001.

   (b) KSMI is responsible for all costs and expenses for installation, management, maintenance, repair, replacement and upgrading of the equipment and systems.

   (c) KSMI to provide weekly accounting to Malco and to remit weekly shared revenues.

   (d) KSMI holds revenues in trust for Malco and KSMI, and Malco has lien on revenues.

   (e) Malco has veto power over any advertising display, in Malco's sole and uncontrolled discretion, in each Malco theatre.

   (f) Before projecting advertising in any Malco theatre, KSMI shall provide Malco advance screening in each case without exception.

   (g) Maintenance and repair.

   (h) Pretesting

   (i) Given that technology is changing rapidly, the Licensee shall also be responsible, at its expense, for upgrading hardware and software to keep pace with technological advances and replacements.

   (j) Upon the expressed permission and in the location specified by Malco, KSMI shall install the Dynamic Display, the site-based server, "kiosk operating software," "network operations" software, and related high-speed data lines. The commencement of operation of that Dynamic Display shall mark the beginning of the term of the license for that unit for the purpose of calculations set forth in Subsection (m) below.

   (k) KSMI shall pay for all expenses related to the installation, management and maintenance of the Dynamic Displays. Each Dynamic Display and its related hardware and software components, with the exception of the content provided by Malco, shall remain the property of KSMI. In the event of termination of any license for any Dynamic Display, Malco shall not be entitled to use, retain or otherwise appropriate any rights to any of the intellectual property rights owned or controlled by KSMI with respect to the Dynamic Display.

   (l) Guaranty (by TouchVision or another guarantor satisfactory to Malco) of Licensee's payment and performance for two year period.

   (m) Two-thirds of the available time in the rotation of advertising content is expected to be devoted to national advertising. Malco gets 50% of gross revenue. Malco has no obligation to pay expenses except for advertising content intentionally provided by it.

    (n) For the first three years that advertising becomes operational at Malco, added royalty (to Malco) for being the demonstration model is 5% of gross advertising revenues generated by third parties within 10-mile radius of Memphis and an added 5% of gross advertising revenues generated by each third party which contracts with Licensee after being shown operations at Malco; cannot be evaded by affiliate.

8. KSMI's Reps and Warranties in the Agreement.

    (a) Standard vendor representations and warranties, including that the equipment (including systems and software have been pre-tested and are and will be bug free) and will be continuously operational.

    (b) KSMI has  developed  a  Plasma  Wall  Dynamic  Display  (the  "Dynamic
        Display") which consists of four panels of plasma screens with integrated software that is controlled through a size-based server which stores content for the Dynamic Display.

    (c) KSMI has designed and shall operate "dynamic display operating system" software which permits each of the four panels of the Dynamic Display to present different or coordinated multi-media digital content. The multi-media digital content displayed on each of the panels of the Dynamic Displays is intended to assist in the promotion of Malco Theatres or generate revenues as follows:

        (i) One  panel  shall  broadcast  "trailers"   or  other   promotional
            materials relating to attractions and concessions at the Malco Theatres.

       (ii) One panel shall broadcast"loyaly program" information, including special discount and contest activitites.

      (iii) One panel shall broadcast advertisements by paying sponsors and advertisers.

       (iv) One panel shall broadcast general information of public interest (via text or video transmission or certain productions related to Malco Theatres loyalty or merchandising programs.

        (v) Or the panels may be linked to display one contiguous display depending upon content to be displayed.

   (d) KSMI has designed software and, through TouchVision, Inc., shall continuously link, manage and operate digital transmissions in each and all Dynamic Displays through a process known as "network operations."

   (e) KSMI has developed and shall operate Interactive Touchscreen Access Stations (the "Kiosk Stations") controlled through integrated software capable of integration with a site-based server.

   (f) KSMI has designed and shall operate "kiosk operating systems" software for the Kiosk Stations which permits users to engage in high-speed digital transactions, including "e-commerce shopping," Internet-based entertainment, and purchasing of downloaded digital multi-media content (such as recorded music of films).

9. Content

    (a) Malco may provide content to KSMI for the panel of the Dynamic Display which broadcasts "trailers" or other promotional materials relating to attractions and concessions at the Malco Theatres, and such broadcast shall be made at no charge to Malco.

    (b) KSMI shall provide all other content for the Dynamic Displays and advertising and sponsorship content for the Dynamic Displays subject to Malco's powers under Subsection 7(e).

10.	KSMI's  Remedies  Under  the  Agreement	Remedies for default by KSMI; only
    termination.

11.	Malco's Remedies Under the Agreement	Remedies by default by KSMI:

    (a) Right to terminate at any time for any reason, or no reason, that Malco deems advisable, in Malco's sole and uncontrolled discretion; and KSMI shall remove equipment within seven (7) calendar days thereafter.

    (b) Can also enjoy an accounting of revues for shared revenues; can enforce its lien on revenues.

    (c) Recover whatever Malco is entitled to under royalties.

    (d) Can obtain a restraining order and injunctive relief whenever the exclusivity or royalty provisions are violated and any other equitable remedy.

    (e) Malco enjoys option, on termination by Licensee or by Malco whenever Licensee defaults, to buy the plasma screens for a price fixed by formula.

    (f) Malco shall also be direct beneficiary of Licensee's contract with advertising provider, including intermediary (who places advertising):
        Malco right to enforce contract.

    (g) Exclusively available in Malco lobbies for five years and no other exhibitors within a 10 mile radius of each Malco screen unless prior written consent is given by Malco in writing (remedy of injunction available, without bond).

12.	 Access	Malco's reasonable access to KSMI's books and records.

13.	Boilerplate	Standard paragraphs for contracts

14.	Subordination 	Licensee's   banker(s) is to subordinate to the Agreement /
    agree to nondisturbance.

15.	Liability		No  liability  one  to  the  other, other than as expressly set forth in the Agreement.

16.	Non-Binding  Memorandum 	Except  for the parties' obligations set forth in
    Sections  3 and 5 hereof, this Memorandum does not constitute or give rise to any legally binding  commitment  but merely represents an expression of
    the parties'  preliminary  discussion  points.   This  Memorandum does not
    constitute a binding commitment to proceed  with  the  Transaction.   Such
    binding obligations will  result only from the execution of the definitive
    Agreement.
17.	Subject  To	The license  of the Dynamic Display is subject to any terms or conditions of leases and existing business relationships between Malco and third-parties.  The  license  for  the  Dynamic  Display  and  any related hardware or  software  components,  including the Kiosk Stations, shall be three years from the  date  of the commencement of functional operation by the Dynamic Display.

18.	Base  Station	 KSMI  and  Malco  acknowledge  that  the  on-site server is designed  to  be  the  "base  station"  for  multiple  applications  to be delivered  and installed  per  rollout  schedule  as  the  systems  become available and the market warrants.












MALCO THEATRES, INC.

If the terms and conditions set forth above are acceptable to KSMI, please have KSMI complete, sign and return one copy of this letter to is no later than 5:00 p.m., CST, September 1, 2000. It is understood that this letter may be executed in counterparts, all of which shall constitute one and the same instrument, and may be executed by facsimile signatures to be confirmed promptly by originally signed hard copies. This Memorandum shall be of no force and effect, and is expressly withdrawn, if not executed and returned to the undersigned by such time and date.

                                								Sincerely,

                                								MALCO THEATRES, INC.
                                								By:_________________________________
                                								Robert T. Levy, Senior Vice President


ACCEPTED AND AGREED TO as of
__________________, 2000 by:

KIOSK SOLUTIONS & MANAGEMENT
INTERNATIONAL

By:_________________________________
Davis V. Lott, President